	Six Months Ended
	June 30,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
INCLUDING INTEREST ON DEPOSITS
Earnings:
(Loss) income before income taxes	(68,633)	(101,470)	(176,096)	(33,506)	19,320	27,625	25,624
Fixed charges	13,671	18,829	36,518	52,687	76,791	100,770	86,972
Interest capitalized during the period, net of amortization of previously capitalized interest	-	-	-	-	(60)	-	-
Earnings, for computation purposes	(54,962)	(82,641)	(139,579)	19,181	96,051	128,395	112,596

Fixed charges:
Interest on deposits, borrowed funds and junior subordinated debt, expensed or capitalized	12,736	17,874	34,641	50,842	74,973	98,987	84,872
Portion of rents representative of interest factor (1)	935	955	1,877	1,845	1,818	1,783	2,100
Fixed charges	13,671	18,829	36,518	52,687	76,791	100,770	86,972
Preferred stock dividend requirements	-	-	-	2,159	-	-	-
Fixed charges and preferred stock dividend requirements	13,671	18,829	36,518	54,847	76,791	100,770	86,972

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, including interest on deposits (2)	n/a	n/a	n/a	n/a	1.25	1.27	1.29

EXCLUDING INTEREST ON DEPOSITS
Earnings:
Income before income taxes	(68,633)	(101,470)	(176,096)	(33,506)	19,320	27,625	25,624
Fixed charges	3,273	3,966	7,738	8,330	10,939	16,518	20,080
Interest capitalized during the period, net of amortization of previously capitalized interest	-	-	-	-	(60)	-	-
Earnings, for computation purposes	(65,360)	(97,504)	(168,359)	(25,176)	30,199	44,143	45,704

Fixed charges:
Interest on borrowed funds and junior subordinated debt, expensed or capitalized	2,338	3,011	5,861	6,485	9,121	14,735	17,980
Portion of rents representative of interest factor (1)	935	955	1,877	1,845	1,818	1,783	2,100
Fixed charges	3,273	3,966	7,738	8,330	10,939	16,518	20,080
Preferred stock dividend requirements	-	-	-	2,159	-	-	-
Fixed charges and preferred stock dividend requirements	3,273	3,966	7,738	10,490	10,939	16,518	20,080

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, excluding interest on deposits (3)	n/a	n/a	n/a	n/a	2.76	2.67	2.28

(1) Amount represents one-third of all rental expense (the proportion deemed representatative of the interest factor)
(2) The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2010 and 2009 and the six months ended June 30, 2011 and June 30, 2010. Earnings were insufficient to cover fixed charges by $176.1 million, $31.3 million, $68.6 million and $101.5 million, respectively, for those periods.

(3) The ratio of earnings to fixed charges, excluding interest on deposits was less than one-to-one years ended December 31, 2010 and 2009 and the six months ended June 30, 2011 and June 30, 2010. Earnings were insufficient to cover fixed charges by $176.1 million, $31.3 million, $68.6 million and $101.5 million, respectively, for those periods.